Exhibit 5.1


                                                              October 7, 2003


Adolph Coors Company,
      311 Tenth Street,
           Golden, Colorado 80401.

Ladies and Gentlemen:

         In connection with the preparation and filing of Post-Effective Amendment No. 1 to (i) the registration statement on Form S-8 filed on June 6, 1995, Registration No. 33-59979, and (ii) the registration statement on Form S-8 filed on July 2, 1999, Registration No. 333-82309 (collectively, the "Registration Statements"), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of shares of Class B Common Stock, par value of $0.01 per share (the "Securities"), of Adolph Coors Company, a Delaware corporation (the "Company"), issuable under the Adolph Coors Company Coors Stock Unit Plan (the "Plan"), in connection with, and upon completion of, a reincorporation merger whereby the Company's predecessor, Adolph Coors Company, a Colorado corporation ("Coors Colorado"), merged with and into the Company, its wholly owned Delaware subsidiary, with the Delaware subsidiary being the surviving corporation (the "Reincorporation Merger"), we, as counsel to the Company and its predecessor, Coors Colorado, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities have been duly authorized, and when offered and sold pursuant to the terms and conditions of the Plan, will be validly issued and fully paid and nonassessable.

         We note that the Company is deemed a 'successor issuer' of Coors Colorado for purposes of Rule 414(d) under the Securities Act, and may expressly adopt the Registration Statements of Coors Colorado as its own registration statements for all purposes of the Securities Act by filing Post-Effective Amendment No.1 to the Registration Statements. For purpose of the preceding sentence, we refer you to the no-action relief granted to Coors Colorado by the Securities and Exchange Commission (the "Commission") in a letter response from the Commission, dated August 25, 2003.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No.1 to the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,
                                Sullivan & Cromwell LLP